Exhibit 99.1

Investor Contact: Robert Caller	Media Contact: Laura Olson-Reyes
(702) 584-7982	(702) 584-7742
rcaller@ballytech.com	lolson-reyes@ballytech.com

Bally Technologies Announces Settlement With Securities and Exchange Commission Over Investigation

LAS VEGAS, September 24, 2008 — Bally Technologies, Inc. (NYSE: BYI), a leader in slots, video machines, casino management systems, and networked solutions for the global gaming industry, today announced that the Securities and Exchange Commission (SEC) has approved a settlement with the Company concerning the SEC’s investigation of Bally’s historical revenue accounting.

Under the settlement, Bally consented, without admitting or denying the SEC’s findings, to a cease and desist order, which requires Bally to remain in current compliance with federal securities laws and regulations relating to the Company’s reporting, record keeping, and internal controls.

Bally fully cooperated with the SEC during the course of the investigation. The SEC made no allegations of fraud against the Company, and no fines, civil penalties, or monetary sanctions were levied against the Company.

The SEC’s investigation, which began in February 2005, related to Bally’s financial statements for the Company’s 2003 fiscal year, the first two quarters of fiscal 2004, and the second and third quarters of fiscal 2005. Bally restated its financial results for the affected periods.

Richard M. Haddrill, Bally’s President and Chief Executive Officer, said, “We are pleased with this resolution of the SEC investigation, which allows us to put these matters behind us as we continue to execute our strategies for the long-term success of our business.”

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The Company also owns and operates the Rainbow Casino in Vicksburg, Miss. For more information, please contact Laura Olson-Reyes, Director of Corporate Communications, at 702-584-7742 or via email at lolson-reyes@ballytech.com. Additional Company information, including the Company’s investor presentations, can be found at www.BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.

— BALLY TECHNOLOGIES, INC. —